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                                                                   Exhibit 99.1


                   [Harleysville Savings Bank's letterhead]



FOR IMMEDIATE RELEASE                     FOR FURTHER INFORMATION
FEBRUARY 24, 2000                         EDWARD J. MOLNAR
                                          PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                          (215) 256-8828



                            HARLEYSVILLE SAVINGS BANK
                           ESTABLISHES HOLDING COMPANY

Pittsburgh, Pennsylvania -- Harleysville Savings Bank (Nasdaq: HARL) today announced the consummation of its reorganization into the bank holding company structure. The Savings Bank's common stock is now wholly owned by Harleysville Savings Financial Corporation and each share of common stock of Pennwood Savings Bank now represents one share of common stock of the new holding company. As a result of the Reorganization, Harleysville Savings Financial Corporation is now a bank holding company.

The Reorganization was approved by the stockholders of the Savings Bank at the Savings Bank's Annual Meeting of Stockholders held on January 26, 2000. Edward
J. Molnar, President and Chief Executive Officer of Harleysville Savings Financial Corporation and the Savings Bank, stated that, "The holding company form of ownership provides greater flexibility for meeting the future financial needs of the Savings Bank."

Harleysville Savings Bank is a Pennsylvania-chartered, federally insured savings bank headquartered in Harleysville, Pennsylvania. Harleysville Savings Bank was established in 1915 and is distinguished as a premier consumer savings bank serving the personal banking needs of individuals and families.

Effective February 25, 2000, the common stock of Harleysville Savings Financial Corporation replaces the Savings Bank's common stock on the Nasdaq National Market System and will continue to trade under the symbol "HARL."